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EXHIBIT 99.1

Contacts
Media
Ana Kapor
650.638.6227
kapora1@appliedbiosystems.com

Investors	European Media and Investors
Linda Greub	David Speechly, Ph.D.
650.554.2349	(+) 44.207.868.1642
greublm@appliedbiosystems.com	speechdp@eur.appliedbiosystems.com

FOR IMMEDIATE RELEASE

APPLIED BIOSYSTEMS REPORTS THIRD QUARTER
FISCAL 2004 EARNINGS PER SHARE OF 22 CENTS

FOSTER CITY, CA, April 27, 2004– Applied Biosystems Group (NYSE: ABI), an Applera Corporation business, today reported that earnings per share were $0.22 for the third quarter of fiscal 2004, compared to $0.19 in the prior year quarter. Included in the fiscal 2004 third quarter amount were the following per share items: a charge of $0.02 for severance and related costs; a net gain of $0.02 from legal settlements, including the previously disclosed settlement between the Applied Biosystems/MDS Sciex Instruments joint venture [MDS Inc. (TSX: MDS; NYSE: MDZ)] and Waters Technologies Corporation (NYSE: WAT); and a gain of $0.01 from the sale of investments. All per share amounts refer to per share of Applera Corporation-Applied Biosystems Group Common Stock.

Net income in the third quarter of fiscal 2004 was $46.0 million, compared to $40.1 million in the prior year quarter. The net effect of foreign currency on net income during the third quarter of fiscal 2004 was a benefit of approximately $3 million, or $0.01 per share. Operating income in the third quarter of fiscal 2004 was $51.3 million. Included in this amount was $6.3 million of severance and related costs. Operating income in the prior year quarter was $52.6 million.

Net revenues for the Group for the third quarter of fiscal 2004 were $439.6 million, 7 percent above prior year quarter revenues of $409.4 million. The net effect of foreign currency increased net revenues in the third quarter of fiscal 2004 by approximately $12 million, or 3 percent.

During the third quarter of fiscal 2004, instrument revenues increased 2 percent to $202.5 million from prior year quarter revenues of $199.0 million. Instrument revenues increased in both the Mass Spectrometry product category and the Sequence Detection Systems (SDS)/Other Applied Genomics product category. Instrument revenues declined in both the DNA Sequencing and the Other Product Lines product categories.

Consumables revenues in the third quarter of fiscal 2004 were $167.2 million, 16 percent above prior year quarter revenues of $143.8 million. Increased sales of SDS/Other Applied Genomics consumables was the primary driver of this growth. Increased sales of DNA Sequencing consumables also contributed to the growth. Revenues from other sources, including service and support, royalties, licenses, and contract research, increased 5 percent to $69.9 million from $66.6 million in the prior year quarter. Increased service and support revenues were the primary drivers of this growth.

Gross margin in the third quarter of fiscal 2004 was 52.1 percent, compared to 50.6 percent in the prior year quarter. This increase was primarily due to a shift in product mix, operational efficiencies, and the favorable effects of foreign currency.

Selling, general, and administrative expenditures in the third quarter of fiscal 2004 increased 21 percent to $114.2 million from $94.5 million in the prior year quarter. The primary components of this growth were $9.1 million of increased litigation-related legal fees and approximately $4 million of unfavorable foreign currency effects. In addition, spending on the development of and enhancements to the Applied Biosystems Portal increased, as did insurance and pension costs. Research, development, and engineering expenditures in the third quarter of fiscal 2004 were $57.1 million, 5 percent below prior year quarter expenditures of $60.0 million.

A significant portion of Applied Biosystems’ increased legal fees in the third quarter related to defending the Group’s intellectual property assets. The Applied Biosystems/MDS Sciex Instruments joint venture settled patent infringement claims with Waters and entered into royalty-bearing license agreements cross licensing certain technology. On April 19,2004, Applera and Roche Molecular Systems, Inc., a division of F. Hoffmann LaRoche Ltd. (OTC: RHHBY.PK), received a favorable decision in a patent infringement case against MJ Research, Inc. and its principals. The jury awarded damages in the amount of $19.8 million. Applied Biosystems and Roche Molecular Systems are pursuing an enhancement of damages and an injunction against MJ Research. MJ Research filed for bankruptcy court protection on March 29, 2004. The Court’s decision concludes the first phase of the trial. The second phase, to consider MJ Research claims of anticompetitive conduct by Applera and Roche Molecular Systems, is scheduled to begin in late July 2004.

Operating margin in the third quarter of fiscal 2004 was 11.7 percent. Excluding severance and related costs, the operating margin was 13.1 percent. Operating margin in the prior year quarter was 12.8 percent.

During the third quarter of fiscal 2004, the Group repurchased approximately 5.0 million shares of Applera-Applied Biosystems stock for $116.0 million.

“Applied Biosystems is making progress working through a difficult environment,” said Tony L. White, Chief Executive Officer, Applera Corporation. “During the quarter, the Group achieved the level of sales and earnings growth we had anticipated. Major new products now available to our customers on a worldwide basis are being well received. Weare well into our in-depth fact-based review of our product portfolio and expect to be in a position to make appropriate decisions over the next several months with regard to future R&D investments, business processes, and portfolio mix choices. The objective of these efforts is to enhance our business performance as well as our ability to meet and serve customer needs.”

Commenting on fiscal 2004 third quarter performance, Michael W. Hunkapiller, Ph.D., President, Applied Biosystems said, “Revenue growth in the quarter was driven by significant growth in both the SDS/Other Applied Genomics and the Mass Spectrometry product categories, which together now account for 50 percent of total sales. Revenues in the SDS/Other Applied Genomics product category increased 29 percent. Sales of both consumables and, to a lesser degree, instruments drove this increase. In Mass Spectrometry, revenues increased 17 percent, driven by the strength of sales of the 4000 Q TRAP® LC/MS/MS System. As anticipated, the Applied Biosystems/MDS Sciex Instruments joint venture ramped-up manufacturing capacity for the 4000 Q TRAP System. As a result, we were able to fill the backlog of orders from the second quarter, fill a substantial number of new orders that came in during the quarter, and still finish the quarter with a healthy backlog in place. For our remaining product categories, DNA Sequencing, Core DNA Synthesis and PCR, and Other Product Lines, revenues declined compared to the prior year quarter.”

“During the third quarter, we began full commercial sales of a number of important new products,” Dr. Hunkapiller said. “In the area of functional genomics, we launched the Applied Biosystems Expression Array System for gene expression analysis, the SNPlex™ System for ultra high throughput genotyping, and the VariantSEQr™ Resequencing System for discovery of genetic variations and their association with disease. Full commercial sales of the Expression Array System began in Japan during March and in the rest of the world during early April. In addition, we launched the 7300 and 7500 Real-Time PCR Systems. Initial customer response to each of these new products has been positive.”

“At Applied Biosystems, government funding of life science research remains an important issue. During the third quarter, revenues from Japan declined 14 percent compared to the prior year. This decline primarily resulted from a disruption in customer purchasing patterns due to the transition of universities to Independent Administrative Agency status. At this point, the impact and duration of this transition period remains uncertain. In the U.S., following the passage of the fiscal 2004 budget, the National Institutes of Health (NIH) began to fund projects on a normal full-year basis. As a result, during the last few weeks of the quarter, our government-funded customers began to receive their full-year fiscal 2004 funding. Finally, in Europe, government funding for life science research remains constrained in certain countries. However, funding levels in that region appear to have stabilized, and sales growth for Applied Biosystems in the quarter was strong, increasing 28 percent,” Dr. Hunkapiller said.

For the first nine months of fiscal 2004, the Group reported net revenues of $1.28 billion, 2 percent above prior year nine-month revenues of $1.25 billion. The net effect of foreign currency increased net revenues in the first nine months of fiscal 2004 by approximately $31 million, or 2 percent. Revenues from instrument sales decreased one percent to $609.8 million from $613.9 million reported for the prior year period. Sales of the Applied Biosystems 3730xl DNA Analyzer to large-scale genome centers declined and instrument sales in the Mass Spectrometry and SDS/Other Applied Genomics product categories increased. Revenues from sales of consumables were $456.2 million, 7 percent above the $426.2 million reported for the prior year period. This increase resulted from growth in sales of consumables in the SDS/Other Applied Genomics product category. Revenues from other sources, including service and support, royalties, licenses, and contract research, increased 2 percent to $214.6 million from $209.9 million in the prior year. This increase resulted primarily from higher service and support revenues, partially offset by lower technology licensing fees.

Earnings per share from continuing operations in the first nine months of fiscal 2004 were $0.63. This amount included the following per share items: gains of $0.03 from the sale of investments, net gains totaling $0.02 from legal settlements, and net charges of $0.02 for severance and related costs. Earnings per share from continuing operations in the same period last year were $0.49. This amount included charges totaling $0.11 for asset write-offs, severance costs, and office closures. For the first nine months of fiscal 2004, net income per share was $0.63, compared to $0.41 in the same period last year. Results for the first nine months of fiscal 2003 included a net loss of $0.08 per share from discontinued operations. The net effect of foreign currency on fiscal 2004 nine-month net income was a benefit of approximately $7 million, or $0.03 per share.

Nine-month operating income for fiscal 2004 was $156.7 million, compared to $129.8 million in the prior year period. Special charges reduced fiscal 2004 nine-month operating income by $5.7 million and fiscal 2003 nine-month operating income by $33.8 million. Fiscal 2004 nine-month income from continuing operations was $131.8 million, compared to $103.5 million in the previous year period. Fiscal 2003 nine-month net income was $87.1 million, which included a $16.4 million loss from discontinued operations.

During the first nine months of fiscal 2004, the Group repurchased approximately 8.9 million shares of Applera-Applied Biosystems stock for $200.0 million.

Applied Biosystems Outlook

Consistent with prior guidance, the Group believes demand from commercial customers will remain healthy during the remainder of fiscal 2004. The Group continues to believe there are a number of issues relating to government funding for life science research in Japan, as well as new political uncertainties in South Korea and Taiwan, that have the potential to negatively impact fiscal 2004 fourth quarter financial results. Additionally, in the U.S., the Group believes there is a possibility that customer concern about the timing and level of future NIH funding could lead to more conservative purchase behavior by laboratories operated or funded by the NIH.

Consistent with prior guidance, the Group forecasts single-digit annual revenue growth for fiscal 2004. The Group expects this growth to be driven by sales increases in both the SDS/Other Applied Genomics and the Mass Spectrometry product categories, partially offset by declines in the DNA Sequencing product category. The Group expects fiscal 2004 annual earnings per share growth at a rate equal to or slightly above annual revenue growth.

The Group estimates that the fiscal 2004 annual gross margin will be slightly above that of fiscal 2003. The Group expects annual selling, general and administrative expense to increase as a percent of total revenues during fiscal 2004 due to a number of factors, including: increased litigation-related legal fees associated with Applera’s patent litigation with MJ Research, Inc.; the unfavorable effects of foreign currency; costs associated with the development of, and enhancements to, the new Applied Biosystems Portal; and increased insurance and pension costs. The Group expects that the fiscal 2004 annual operating margin, excluding special items, as a percent of total revenues will be slightly below that of fiscal 2003.

The Group expects the effective tax rate for fiscal 2004 to be approximately 28 percent. Future tax legislation may repeal or replace the existing U.S. export tax regime, as well as significantly change other international tax provisions of the Internal Revenue Code. Such changes may result in a change in the effective tax rate for the Group.

Capital spending in fiscal 2004 is anticipated to be within the range of $60-70 million.

On April 5, 2004, the Group announced that the Applera Board of Directors authorized the repurchase of up to $100 million in additional shares of Applera-Applied Biosystems stock. This authorization supplements the Group’s existing authority to repurchase shares issued under its employee stock benefit plans.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. Applera does not have any current intention to update this outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics (NYSE:CRA). In June 2002, Celera Diagnostics and Abbott Laboratories (NYSE: ABT) announced a long-term strategic alliance to develop, manufacture and market a broad range of in vitro molecular diagnostic products, including third party products brought into the alliance. On October 1, 2002, sales responsibilities for products manufactured by Celera Diagnostics were largely transferred to Abbott.

For the fiscal third quarter 2004, end-user sales of products manufactured by Celera Diagnostics, which are marketed primarily by Abbott, increased to $9.8 million from $5.8 million in the same quarter last year. During the recently completed quarter, end-user alliance sales for all products sold primarily by Abbott more than doubled to $12.7 million from $6.3 million in the same quarter last year. This increase was primarily due to growth in sales of cystic fibrosis analyte specific reagents (ASRs), products sourced from third parties, and products for infectious disease testing.

For the third quarter of fiscal 2004, reported revenues increased to $7.5 million, compared to $4.3 million in the same quarter last year. Reported revenues consist primarily of equalization payments from Abbott Laboratories resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics. Fluctuation in these equalization payments can lead to fluctuation in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. The pre-tax loss for the third quarter of fiscal 2004 decreased to $11.9 million, compared to $12.6 million in the same quarter last year. Net cash used was $9.2 million in the quarter, compared to $15.8 million in the third quarter of fiscal 2003.

For the nine months ended March 31, 2004, end-user sales of products manufactured by Celera Diagnostics and marketed primarily by Abbott increased to $29.3 million from $14.7 million during the first nine months of fiscal 2003. End-user alliance sales of all products sold primarily by Abbott increased to $33.7 million from $11.4 million in the prior year period. The prior year results do not include $3.9 million of end-user sales of products manufactured by Celera Diagnostics and sold by Applied Biosystems during the fiscal first quarter 2003. These increases were primarily due to increased demand for cystic fibrosis ASRs. Reported revenues increased to $27.0 million from $15.1 million in the same period last year. Pre-tax losses for the period decreased to $33.3 million from $35.8 million in the year-ago period. Net cash used for the period was $37.9 million, compared to $43.3 million in the first nine months of fiscal 2003.

“Our scientists and collaborators are preparing a number of communications intended to illustrate both the power of our discovery platforms and the potential diagnostic and therapeutic value that we are creating at Celera Diagnostics,” said Kathy Ordoñez, President, Celera Diagnostics. “We are also focusing increased effort on clinical utility studies in preparation for the conversion of our discoveries into new products.”

Celera Diagnostics and its collaborators recently presented additional findings related to the risk of myocardial infarction at the American College of Cardiology meeting. Communication of further scientific findings from various studies is planned at several events in the coming months, including:

•	Interferon responsiveness in hepatitis C patients at Digestive Disease Week on May 17
•	Myocardial infarction at the International Vascular Biology Meeting on June 2
•	Stroke at the 5th World Stroke Congress meeting on June 25

During the recent quarter, Celera Diagnostics obtained special 510(k) clearance from the U.S. Food and Drug Administration for expanded claims related to its ViroSeq™ HIV-1 Genotyping System, as well as CE mark certification for the ViroSeq System. With CE mark certification, the ViroSeq System meets the requirements of the European Union’s In Vitro Diagnostic Directive. In the United States, the ViroSeq System now includes an updated software algorithm that analyzes information regarding known and newly identified mutations in HIV-1, nineteen anti-retroviral drugs, and reported drug resistance patterns.

Celera Diagnostics Joint Venture Outlook

For fiscal 2004, total end user sales for the alliance between Celera Diagnostics and Abbott Laboratories are anticipated to be in range of $46 to $50 million. End-user sales of products manufactured by Celera Diagnostics and marketed primarily through the alliance with Abbott are expected to be in a range of $39 to $41 million. Celera Diagnostics anticipates fiscal 2004 pre-tax losses to be in a range of $38 to $44 million, and fiscal 2004 net cash use to be in a range of $46 to $52 million, including capital spending of approximately $3 million. This outlook assumes continued demand growth for current products, such as ASRs for cystic fibrosis and products for infectious disease testing.

Celera Diagnostics is preparing for the transfer of its first prototype assays based on its association studies to one or more laboratory partners this summer.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

•	Applied Biosystems Group	11:00 a.m. (ET)
•	Celera Diagnostics	11:45 a.m.
•	Celera Genomics Group	12:00 p.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code “Applera”) at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit www.applera.com and go to the “Investors & Media” section of the web site, or www.appliedbiosystems.com and go to the “Investors” section. A digital recording will be available approximately two hours after the completion of the conference call on April 27 until May 9, 2004. Interested parties should call 706.645.9291 and enter conference ID 6758480.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2003. The Celera Genomics Group, located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop new therapeutics. Its Celera Discovery SystemTM online platform, marketed exclusively by Applied Biosystems, is an integrated source of information based on the human genome and other biological and medical sources. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com/.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “planned,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems include but are not limited to: (1) rapidly changing technology could adversely affect demand for Applied Biosystems’ products, and its business is dependent on development of new products; (2) Applied Biosystems’ sales are dependent on customers’ capital spending policies and government-sponsored research; (3) Applied Biosystems’ significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (4) risks associated with Applied Biosystems’ growth strategy, including difficulties in integrating acquired operations or technologies; (5) the risk of earthquakes, which could interrupt Applied Biosystems’ or Celera Diagnostics’ operations; (6) uncertainty of the availability to Applied Biosystems or Celera Diagnostics of intellectual property protection, limitations on the ability of Celera Diagnostics to protect trade secrets, and the risk to Applied Biosystems and Celera Diagnostics of infringement claims; (7) Applied Biosystems’ dependence on the operation of computer hardware, software, and Internet applications and related technology for its businesses, particularly those focused on the development and marketing of information-based products and services; (8) Celera Diagnostics’ reliance on existing and future collaborations, including its strategic alliance with Abbott Laboratories, which may not be successful; (9) Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary diagnostic products; (10) the risk that clinical trials of products that Celera Diagnostics does discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (11) the uncertainty that Celera Diagnostics’ products will be accepted and adopted by the market, including the risks that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (12) Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (13) legal, ethical, and social issues which could affect demand for Celera Diagnostics’ products; (14) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (15) Applied Biosystems’ and Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of some of their products; (16) potential product liability or other claims against Celera Diagnostics as a result of the testing or use of its products; (17) intense competition in the industry in which Celera Diagnostics operates; and (18) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright 2004. Applera Corporation. All Rights Reserved. AB (Design), Applera, Celera Diagnostics, Celera Discovery System, Celera Genomics, SNPlex, VariantSEQr, and ViroSeq are trademarks and Applied Biosystems and Celera are registered trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries. Q TRAP is a registered trademark of Applied Biosystems/MDS SCIEX, which is a joint venture between Applera Corporation and MDS Inc.

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APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2004	2003	2004	2003

Net revenues	$439.6	$409.4	$1,280.6	$1,250.0
Cost of sales	210.7	202.3	619.3	621.4

Gross margin	228.9	207.1	661.3	628.6
Selling, general and administrative	114.2	94.5	321.5	294.3
Research, development and engineering	57.1	60.0	177.4	180.2
Other special charges	6.3		5.7	24.3

Operating income	51.3	52.6	156.7	129.8
Gain (loss) on investments, net	3.6	(2.1)	11.2	(2.1)
Interest income, net	3.0	3.1	9.1	9.3
Other income (expense), net	6.5	1.3	6.6	4.8

Income before income taxes	64.4	54.9	183.6	141.8
Provision for income taxes	18.4	14.8	51.8	38.3

Income from continuing operations	46.0	40.1	131.8	103.5
Loss from discontinued operations, net of income taxes				(16.4)

Net income	$46.0	$40.1	$131.8	$87.1

Income from continuing operations per share
Basic	$0.23	$0.19	$0.64	$0.50
Diluted	$0.22	$0.19	$0.63	$0.49
Loss from discontinued operations per share
Basic and diluted				$(.08)
Net income per share
Basic	$0.23	$0.19	$0.64	$0.42
Diluted	$0.22	$0.19	$0.63	$0.41

Average common shares outstanding
Basic	203,973,000	209,068,000	206,425,000	208,993,000
Diluted	208,380,000	210,365,000	210,506,000	210,307,000

APPLERA CORPORATION
APPLIED BIOSYSTEMS GROUP
Revenues By Product Categories
(Dollar amounts in millions)
(Unaudited)

	Three months ended
	March 31,
	2004	2003*	Change

DNA Sequencing	$137.5	$143.6	-4%
% of total revenues	31%	35%
SDS/Other Applied Genomics	111.6	86.8	29%
% of total revenues	25%	21%
Mass Spectrometry	109.4	93.3	17%
% of total revenues	25%	23%
Core DNA Synthesis & PCR	50.2	50.7	-1%
% of total revenues	12%	12%
Other Product Lines	30.9	35.0	-12%
% of total revenues	7%	9%

Total	$439.6	$409.4	7%

* The three months ended March 31, 2003 included reclassifications from Other Product Lines of $1.8 million to Mass Spectrometry and $0.2 million to SDS/Other Applied Genomics.

	Nine months ended
	March 31,
	2004	2003**	Change

DNA Sequencing	$432.7	$467.5	-7%
% of total revenues	34%	37%
SDS/Other Applied Genomics	310.1	255.7	21%
% of total revenues	24%	21%
Mass Spectrometry	295.3	270.2	9%
% of total revenues	23%	22%
Core DNA Synthesis & PCR	152.5	151.6	1%
% of total revenues	12%	12%
Other Product Lines	90.0	105.0	-14%
% of total revenues	7%	8%

Total	$1,280.6	$1,250.0	2%

** The nine months ended March 31, 2003 included reclassifications from Other Product Lines of $3.7 million to Mass Spectrometry and $0.4 million to SDS/Other Applied Genomics.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics	Eliminations	Consolidated

Net revenues	$439.6	$11.2	$7.5	$(3.1)	$455.2
Cost of sales	210.7	2.0	5.5	(2.0)	216.2

Gross margin	228.9	9.2	2.0	(1.1)	239.0
Selling, general and administrative	114.2	7.1	3.2		124.5
Research, development and engineering	57.1	28.3	10.7	(1.1)	95.0
Amortization of intangible assets		0.7			0.7
Other special charges	6.3				6.3

Operating income (loss)	51.3	(26.9)	(11.9)	—	12.5
Gain on investments, net	3.6				3.6
Interest income, net	3.0	2.5			5.5
Other income (expense), net	6.5	0.5			7.0
Loss from joint venture		(11.9)		11.9

Income (loss) before income taxes	64.4	(35.8)	(11.9)	11.9	28.6
Provision (benefit) for income taxes	18.4	(13.9)	a	2.0	6.5

Net income (loss)	$46.0	$(21.9)	$(11.9)	$9.9	$22.1

Net income (loss) per share
Basic	$0.23	$(0.30)
Diluted	$0.22	$(0.30)

a -

The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics	Eliminations	Consolidated

Net revenues	$409.4	$20.3	$4.3	$(3.0)	$431.0
Cost of sales	202.3	3.0	2.3	(1.5)	206.1

Gross margin	207.1	17.3	2.0	(1.5)	224.9
Selling, general and administrative	94.5	7.9	2.9		105.3
Research, development and engineering	60.0	27.0	11.7	(1.7)	97.0
Amortization of intangible assets		0.7			0.7

Operating income (loss)	52.6	(18.3)	(12.6)	0.2	21.9
Loss on investments, net	(2.1)	(0.1)			(2.2)
Interest income, net	3.1	3.8			6.9
Other income (expense), net	1.3	(14.6)			(13.3)
Loss from joint venture		(12.6)		12.6

Income (loss) before income taxes	54.9	(41.8)	(12.6)	12.8	13.3
Provision (benefit) for income taxes	14.8	(15.1)	a		(0.3)

Net income (loss)	$40.1	$(26.7)	$(12.6)	$12.8	$13.6

Net income (loss) per share
Basic and diluted	$0.19	$(0.37)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$1,280.6	$47.7	$27.0		$(9.8)	$1,345.5
Cost of sales	619.3	8.3	15.4		(5.7)	637.3

Gross margin	661.3	39.4	11.6		(4.1)	708.2
Selling, general and administrative	321.5	22.6	11.2			355.3
Research, development and engineering	177.4	75.2	33.7		(4.1)	282.2
Amortization of intangible assets		2.2				2.2
Other special charges	5.7					5.7

Operating income (loss)	156.7	(60.6)	(33.3)		—	62.8
Gain (loss) on investments, net	11.2	(0.5)				10.7
Interest income, net	9.1	8.3				17.4
Other income (expense), net	6.6	1.4				8.0
Loss from joint venture		(33.3)			33.3

Income (loss) before income taxes	183.6	(84.7)	(33.3)		33.3	98.9
Provision (benefit) for income taxes	51.8	(33.0)		a	(0.6)	18.2

Net income (loss)	$131.8	$(51.7)	$(33.3)		$33.9	$80.7

Net income (loss) per share
Basic	$0.64	$(0.71)
Diluted	$0.63	$(0.71)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)
	Applied	Celera
	Biosystems	Genomics	Celera
	Group	Group	Diagnostics		Eliminations	Consolidated

Net revenues	$1,250.0	$66.8	$15.1		$(10.5)	$1,321.4
Cost of sales	621.4	10.1	6.9		(7.1)	631.3

Gross margin	628.6	56.7	8.2		(3.4)	690.1
Selling, general and administrative	294.3	22.0	8.6			324.9
Research, development and engineering	180.2	92.3	35.4		(4.4)	303.5
Amortization of intangible assets		5.2				5.2
Other special charges	24.3					24.3

Operating income (loss)	129.8	(62.8)	(35.8)		1.0	32.2
Loss on investments, net	(2.1)	(0.3)				(2.4)
Interest income, net	9.3	13.7				23.0
Other income (expense), net	4.8	(17.3)				(12.5)
Loss from joint venture		(35.8)			(35.8)

Income (loss) before income taxes	141.8	(102.5)	(35.8)		36.8	40.3
Provision (benefit) for income taxes	38.3	(40.0)		a	2.9	1.2

Income (loss) from continuing operations	103.5	(62.5)	(35.8)		33.9	39.1
Loss from discontinued operations,
net of income taxes	(16.4)					(16.4)

Net income (loss)	$87.1	$(62.5)	$(35.8)		$33.9	$22.7

Income (loss) from continuing operations per share
Basic	$0.50	$(0.88)
Diluted	$0.49	$(0.88)
Loss from discontinued operations per share
Basic and diluted	$(0.08)	$—
Net income (loss) per share
Basic	$0.42	$(0.88)
Diluted	$0.41	$(0.88)

a -	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.